EXHIBIT 10.19

VINTAGE PETROLEUM, INC.

RESTRICTED STOCK RIGHTS AWARD AGREEMENT

                        , 200

[Name and Address]

Dear                     :

1. Restricted Stock Rights Award. Vintage Petroleum, Inc., a Delaware corporation (the “Company”), hereby grants to you an aggregate of                  restricted stock rights (individually, a “RSR,” and collectively, “RSRs”). Each RSR entitles you to receive one share of Common Stock, par value $.005 per share, of the Company (“Restricted Shares”) at such time as the restrictions described in Section 4(b) lapse as described in Section 5. This award is subject to your acceptance of and agreement to all of the applicable terms, conditions, and restrictions described in the Company’s 1990 Stock Plan, as amended (the “Plan”), a copy of which is on file with, and may be obtained from, the Secretary of the Company, and to your acceptance of and agreement to the further terms, conditions, and restrictions described in this Restricted Stock Rights Award Agreement (this “Award Agreement”). To the extent that any provision of this Award Agreement conflicts with the expressly applicable terms of the Plan, it is hereby acknowledged and agreed that those terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan. This award shall constitute an “Award” under the Plan, and any capitalized terms used in this Award Agreement that are not otherwise defined herein shall have the respective meanings provided in the Plan.

2. Restricted Share Certificates. The Company shall register and issue a certificate(s) for the Restricted Shares you become entitled to receive hereunder in your name as soon as practicable after the restrictions described in Section 4(b) lapse as described in Section 5. All certificates for Restricted Shares delivered to you pursuant to this Award Agreement shall be subject to such stop transfer orders and other restrictions as the committee of the Board of Directors of the Company that administers the Plan may deem necessary or advisable under the Plan and the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Restricted Shares are then listed, and any applicable foreign, federal or state securities laws.

3. Stockholder Rights Prior to Issuance of Restricted Shares. Neither you nor any of your beneficiaries shall be deemed to have any voting rights, rights to receive any dividends or other rights as a stockholder of the Company with respect to any Restricted Shares covered by the RSRs until the date of issuance by the Company of a certificate to you for such Restricted Shares.

4. Restrictions.

(a) Your ownership of the RSRs shall be subject to the restrictions set forth in subsection (b) of this Section until such restrictions lapse pursuant to the terms of Section 5.

(b) You may not sell, assign, transfer or otherwise dispose of any RSRs or any rights under the RSRs. No RSR and no rights under any such RSR may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company.

5. Lapse of Restrictions.

(a) The restrictions described in Section 4(b) shall lapse with respect to all of the RSRs on the date of your “Retirement” (as defined in Section 9(b)); provided, however, in the event that your Retirement occurs during the calendar year in which the RSRs were granted, then the number of RSRs on which the restrictions described in Section 4(b) shall lapse shall be pro-rated based upon the number of full months that you served as a director of the Company during such calendar year. In such event, you shall forfeit the RSRs on which the restrictions described in Section 4(b) do not lapse to the Company and all of your rights to receive any Restricted Shares in the future pursuant to such RSRs shall automatically terminate without any payment of consideration by the Company. Following the lapse of such restrictions with respect to any RSRs, the Company will issue you a certificate as provided in Section 2 of this Award Agreement for the Restricted Shares covered by such RSRs in redemption of such RSRs.

(b) Notwithstanding the provisions of subsection (a) of this Section 5, the restrictions described in Section 4(b) shall lapse with respect to all the RSRs at the time of the occurrence of a “Change of Control” (as defined in Section 9(a)) of the Company.

Following the lapse of the restrictions described in Section 4(b), the Company will issue you a certificate as provided in Section 2 of this Award Agreement for the Restricted Shares covered by such RSRs in redemption of such RSRs.

6. Adjustment of Shares. In the event of any change affecting the shares of Common Stock of the Company by reasons of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares, or other corporate change, or any distributions to stockholders, the number of Restricted Shares subject to the RSRs awarded to you under this Award Agreement shall be adjusted as provided in Section 12 of the Plan.

7. Agreement With Respect to Securities Matters. You agree that you will not sell or otherwise transfer any Restricted Shares received pursuant to this Award Agreement except pursuant to an effective registration statement under the U.S. Securities Act of 1933, as amended, or pursuant to an applicable exemption from such registration. Unless a registration statement relating to the Restricted Shares issuable upon the lapse of the restrictions on the RSRs pursuant to this Award Agreement is in effect at the time of issuance of such Restricted Shares, the certificate(s) for the Restricted Shares shall contain the following legend:

The securities evidenced by this certificate have not been registered under the U.S. Securities Act of 1933 or any other securities laws. These securities have been acquired for investment and may not be sold or transferred for value in the absence of an effective registration of them under the U.S. Securities Act of 1933 and any other applicable securities laws, or receipt by the Company of an opinion of counsel or other evidence acceptable to the Company that such registration is not required under such acts.

8. Transfer Taxes. The Company shall pay all original issue and transfer taxes with respect to the issue and transfer of the Restricted Shares to you pursuant to this Award Agreement and all other fees and expenses necessarily incurred by it in connection therewith.

9. Certain Definitions. As used in this Award Agreement, the following terms shall have the respective meanings indicated:

(a) “Change of Control” means “a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company,” as such terms are defined or used in Section 409A of the Internal Revenue Code of 1986, as amended, and in any U.S. Treasury Department publications interpreting such terms for purposes of Section 409A.

(b) “Retirement” means the termination of your service as a member of the Board of Directors of the Company at any time for any reason.

If you accept this Restricted Stock Rights Award and agree to the foregoing terms and conditions, please so confirm by signing and returning the duplicate copy of this Award Agreement enclosed for that purpose.

VINTAGE PETROLEUM, INC.

By:
Name:
Title:

The foregoing Restricted Stock Rights Award is accepted by me as of                 , 200    , and I hereby agree to the terms, conditions, and restrictions set forth above and in the Plan.

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